As filed with the Securities and Exchange Commission on June 2, 2021
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________
NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	74-2897368
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913
Telephone: (239) 768-0600
(Address and Telephone Number of Principal Executive Offices)
Mark W. Mallon
Chief Executive Officer
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913
Telephone: (239) 768-0600
(Name, Address and Telephone Number of Agent for Service)
__________________
NeoGenomics, Inc. Amended and Restated Employee Stock Purchase Plan
NeoGenomics, Inc. Amended and Restated Equity Incentive Plan
(Full Title of Plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an "emerging growth company". See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Smaller reporting company
Non-accelerated filer	Emerging growth company
Accelerated filer
(Do not check if a smaller
reporting company)
If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨

_______________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum Offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee (4)
Common stock, $0.001 par value per share	191,147 (2)	$41.20	$7,875,256	$859.19
Common stock, $0.001 par value per share	13,125,000 (3)	$41.20	$540,750,000	$58,995.83
Total	13,316,147	$41.20	$548,625,256	$59,855.02
(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement on Form S-8 (the “Registration Statement”) shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) The NeoGenomics, Inc. Amended and Restated Employee Stock Purchase Plan, as amended (the “ESPP”) provides that the shares of common stock, par value $0.001 per share (“Common Stock”), of NeoGenomics, Inc. (the “Company”) that may be sold pursuant to Rights (as defined in the ESPP) granted under the ESPP shall not exceed in the aggregate one percent (1%) of the Adjusted Diluted Outstanding Shares (as defined in the ESPP). This Registration Statement registers 191,147 shares of Common Stock of the Company for issuance pursuant to the ESPP, in addition to (a) the 579,076 shares registered under the ESPP on a registration statement on Form S-8 (File No. 333-189391) filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2013, (b) the 30,600 shares registered under the ESPP on a registration statement on Form S-8 (File No. 333-180095) filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2012, (c) the 120,000 shares registered under the ESPP on a registration statement on Form S-8 (File No. 333-173494) filed with the SEC on April 14, 2011 and (d) the 320,324 shares registered under the ESPP on a registration statement on Form S-8 (File No. 333-139484) filed with the SEC on December 19, 2006.
(3)    This Registration Statement registers 13,125,000 shares of Common Stock authorized for issuance under the Plan, in addition to (a) the 3,000,000 shares registered under the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan, as amended (the “Plan”) on a registration statement on Form S-8 (File No. 333-210402) filed with the SEC on March 25, 2016, (b) the 2,500,000 shares registered under the Plan on a registration statement on Form S-8 (File No. 333-205906) filed with the SEC on July 28, 2015, (c) the 500,000 shares registered under the Plan on a registration statement on Form S-8 (File No. 333-189391) filed with the SEC on June 17, 2013, (d) the 2,656,110 shares registered under the Plan on a registration statement on Form S-8 (File No. 333-159749) filed with the SEC on June 4, 2009, (e) the 1,594,065 shares registered under the Plan on a registration statement on Form S-8 (File No. 333-139484) filed with the SEC on December 19, 2006 and (f) the 2,249,825 shares registered under the Plan on a registration statement on Form S-8 (File No. 333-125994) filed with the SEC on June 21, 2005 (the “Prior Registration Statements”).
(4)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Capital Market on May 28, 2021.

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EXPLANATORY NOTE

This Registration Statement is filed by NeoGenomics, Inc. (the “Company”) to register an additional 191,147 shares of common stock, par value $0.001 (the “Common Stock”) of the Company for issuance pursuant to the Amended and Restated Employee Stock Purchase Plan, as amended (the “ESPP”) and an additional 13,125,000 shares of Common Stock that may be issued under the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan, as amended (the “Plan”).

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants of the ESPP and Plan, respectively, as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents have been previously filed by NeoGenomics, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) and are hereby incorporated by reference into this registration statement and shall be deemed a part hereof:

        (a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021;

        (b) The Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 6, 2021;

(c) our Current Reports on Form 8-K filed on January 5, 2021 (other than exhibits furnished thereon), January 11, 2021 (related to the Item 1.01, Item 2.03, but excluding the Item 8.01 and its related exhibit furnished thereon), March 1, 2021, April 7, 2021, April 15, 2021 (other than exhibits furnished thereon), and May 5, 2021 (other than exhibits furnished thereon);

        (d) The description of our Common Stock contained in the registration statement on Form 8-A (Registration No. 000-54384), filed with the SEC under Section 12(g) of the Exchange Act on May 2, 2011, as updated by the description of our Common Stock set forth in the Prospectus Supplement to our Registration Statement No. 333-186067 filed with the SEC pursuant to Rule 424(b)(5) on February 28, 2013, and any amendment or report filed with the SEC for the purpose of updating the description; and

        (e)    The contents of (i) the Company’s registration statement on Form S-8 (File No. 333-210402) filed with the SEC on March 25, 2016, (ii) the Company’s registration statement on Form S-8 (File No. 333-205906) filed with the SEC on July 28, 2015, (iii) the Company’s registration statement on Form S-8 (File No. 333-189391) filed with the SEC on June 17, 2013, (iv) the Company’s registration statement on Form S-8 (File No. 333-180095) filed with the SEC on March 14, 2012, (v) the Company’s registration statement on Form S-8 (File No. 333-173494) filed with the SEC on April 14, 2011, (vi) the Company’s registration statement on Form S-8 (File No. 333-159749) filed with the SEC on June 4, 2009; (vii) the Company’s registration statement on Form S-8 (File No. 333-139484) filed with the SEC on December 19, 2006; and (viii) the Company’s registration statement on Form S-8 (File No. 333-125994) filed with the SEC on June 21, 2005.

    All reports and other documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Any Current Report on Form 8-K that is furnished to the SEC but not filed with the SEC is not deemed incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Subsection (1) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    Subsection (2) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

    Subsection (3) of Section 78.7502 of the Nevada General Corporation Law provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney’s fees) actually and reasonable incurred by him or her in connection therein.

    Our Articles of Incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation and bylaws provide that we shall indemnify and advance expenses to our currently acting and former directors to the fullest extent permitted by the Nevada Revised Statutes and that we shall indemnify and advance expenses to our officers to the same extent as our directors and to such further extent as is consistent with law.

    The articles and bylaws provide that we will indemnify our directors and officers and may indemnify its employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with us. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1
Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on February 28, 2020)

4.2
Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, as filed with the SEC on November 6, 2015)

5.1	Opinion of Snell & Wilmer, L.L.P.

23.1	Consent of Crowe LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Snell & Wilmer, L.L.P. (incorporated from Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

99.1
NeoGenomics, Inc. Amended and Restated Employee Stock Purchase Plan, effective April 16, 2013, as approved by the Company’s stockholders on June 6, 2013 (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on June 17, 2013)

99.2
First Amendment of the NeoGenomics, Inc. Amended and Restated Employee Stock Purchase Plan, as approved by the Company’s stockholders on May 25, 2017 (incorporated by reference to Annex B of the Company’s Proxy Statement on Form DEF 14A filed with the SEC on April 25, 2017)

99.3
Second Amendment to the NeoGenomics, Inc. Amended and Restated Employee Stock Purchase Plan, as approved by the Company’s stockholders on June 1, 2018 (incorporated by reference to Annex A of the Company’s Proxy Statement on Form DEF 14A filed with the SEC on April 20, 2018)

99.4
NeoGenomics, Inc. Amended and Restated Equity Incentive Plan effective as of October 15, 2015, as approved by the Company’s stockholders on December 21, 2015 (incorporated by reference to Exhibit 10.50 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016)

99.5
First Amendment of the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan effective as of May 25, 2017 (incorporated by reference to Annex A of the Company’s Proxy Statement on Form DEF 14A, as filed with the SEC on April 25, 2017)

99.6
Second Amendment of the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan as approved by the Company’s stockholders on May 27, 2021 (incorporated by reference to Annex A of the Company’s Proxy Statement on Form DEF 14A as filed with the SEC on April 15, 2021)

Item 9. Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, as of the 2nd day of June 2021.

NEOGENOMICS, INC.

By:	/s/ Mark W. Mallon
Name:	Mark W. Mallon
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of NeoGenomics, Inc., do hereby constitute and appoint Mark W. Mallon our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated below:

Signatures	Title(s)	Date

/s/ Mark W. Mallon	Chief Executive Officer and Director	June 2, 2021
Mark W. Mallon	(Principal Executive Officer)

/s/ Kathryn B. McKenzie	Chief Financial Officer (Principal Financial Officer)	June 2, 2021
Kathryn B. McKenzie

/s/ Cynthia J. Dieter	Chief Accounting Officer and Controller	June 2, 2021
Cynthia J. Dieter	(Principal Accounting Officer)

/s/ Douglas M. VanOort	Executive Chairman of the Board	June 2, 2021
Douglas M. VanOort

/s/ Lynn A. Tetrault	Lead Independent Director	June 2, 2021
Lynn A. Tetrault

/s/ Bruce K. Crowther	Director	June 2, 2021
Bruce K. Crowther

/s/ Alison L. Hannah	Director	June 2, 2021
Alison L. Hannah

/s/ Kevin C. Johnson	Director	June 2, 2021
Kevin C. Johnson

/s/ Stephen M. Kanovsky	Director	June 2, 2021
Stephen M. Kanovsky

/s/ Michael A. Kelly	Director	June 2, 2021
Michael A. Kelly

/s/ Rachel A. Stahler	Director	June 2, 2021
Rachel A. Stahler